Exhibit 3.17

LLC Operating Agreement of Tarantula Interests LLC

THE TRANSFER OF THE LIMITED LIABILITY COMPANY INTERESTS

DESCRIBED IN THIS AGREEMENT IS RESTRICTED AS DESCRIBED HEREIN

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

TARANTULA INTERESTS LLC

(a Delaware Limited Liability Company)

Dated as of December 18, 2007

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

TARANTULA INTERESTS LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, dated as of December 18, 2007 (as amended, modified or restated from time to time in accordance herewith, this “Agreement”), of Tarantula Interests LLC, a Delaware limited liability company (the “Company”), is entered into by Safari Ventures LLC (f/k/a Eden Ventures LLC), having an office located at 1212 New York Avenue N.W., Suite 900, Washington, D.C. 20005 (together with its permitted successors and assigns, the “Member”), and has been executed pursuant to and in accordance with the provisions of the Delaware Limited Liability Company Act 6 Del. C. § 18-101, et seq., as amended from time to time (the “Act”).

RECITALS

WHEREAS, the Company was formed pursuant to a Certificate of Formation of the Company filed in the Office of the Secretary of State of the State of Delaware (the “Secretary of State”) on February 6, 2007 (as the same may be amended from time to time, the “Certificate of Formation”); and

WHEREAS, Eden Ventures LLC entered into that certain Limited Liability Company Agreement of the Company made effective as of February 6, 2007 (the “Initial Agreement”); and

WHEREAS, pursuant to that certain Amendment to the Certificate of Formation of Eden Ventures LLC filed with the Secretary of State on July 6, 2006, the name of the Member was changed from Eden Ventures LLC to Safari Ventures LLC; and

WHEREAS, the Member believes it is desirable and in the best interests of the Company to amend and restate the Initial Agreement as this Agreement and to set forth the rights and obligations of the Member.

NOW, THEREFORE, the Member, intending to be legally bound, hereby agrees as follows:

1. Definitions/Rules of Construction

1.1 Definitions. Unless otherwise expressly provided herein or unless the context clearly requires otherwise, the following terms as used in this Agreement shall have the following meanings for the purposes of this Agreement:

“Act” has the meaning ascribed thereto in the introductory paragraph of this Agreement, as the same is in effect from time to time, including any corresponding provision or provisions of any succeeding law.

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“Affiliate” or “affiliate” means, with respect to a specified Person, (a) a Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person, (b) any Person that is an officer, director, partner, manager or trustee of, or serves in a similar capacity with respect to, the specified Person or of which the specified Person is an officer, partner, manager or trustee, or with respect to which the specified Person serves in a similar capacity, (c) any Person that, directly or indirectly, is the beneficial owner of ten (10%) percent or more of any class of equity securities of or otherwise has a substantial interest in, the specified Person or of which the specified Person has a substantial beneficial interest and (d) the spouse, issue or parent of the specified Person.

“Bankruptcy Action” means, with respect to any Person, if (a) such Person makes an assignment for the benefit of creditors, (b) such Person files a voluntary petition in bankruptcy, (c) such Person is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (d) such Person consents to or files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law or regulation, (e) such Person files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any bankruptcy or insolvency proceeding, (f) such Person seeks, consents to or acquiesces in the appointment of a trustee, receiver, liquidator, sequestrator, custodian or any similar official of or for such Person or of all or any substantial part of its properties, (g) sixty (60) days after the commencement of any proceeding against such Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law or regulation, the proceeding has not been dismissed, (h) within sixty (60) days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within sixty (60) days after the expiration of any such stay, the appointment is not vacated, or (i) such Person taking any action in furtherance of any of the foregoing. The foregoing definition of “Bankruptcy Action” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Business of the Company” has the meaning ascribed thereto in Article 4 hereof.

“Capital Contribution” means the total amount of cash and the net fair market value of property actually contributed to the Company by the Member. For purposes of this Agreement, the phrase “net fair market value of property” means the gross fair market value of property, reduced by liabilities assumed by the Company or to which such property is subject.

“Capital Transaction” means (i) a sale, condemnation or other final disposition of all or a portion of the assets of the Company, including, without limitation, the Property; (ii) a sale of easements, rights-of-way or similar interests in the assets of the Company, including, without limitation, the Property; (iii) a refinancing of all or a portion of any indebtedness secured by the assets of the Company, including, without limitation, the Property; or (iv) the receipt of insurance proceeds (other than rental or business interruption insurance) or other damage recoveries by the Company (or any portion thereof).

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“Code” means the Internal Revenue Code of 1986, as amended, including effective date and transition rules (whether or not codified), and any successor thereto. Any reference to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of succeeding law.

“Company” means Tarantula Interests LLC, a Delaware limited liability company.

“Company Interest(s)” means a limited liability company interest in the Company, as defined in the Act, including, without limitation, a Person’s share of the Company’s net profits, net losses or distributions of the Company’s assets pursuant to this Agreement and the Act. The holder of a Company Interest shall not have the right to vote on or to otherwise participate in such matters reserved to the Member or have any other rights of a member of the Company until such holder has been admitted as a member pursuant to the terms and provisions of this Agreement. The Company Interest of the Member is set forth on Exhibit A, attached hereto and made a part hereof by this reference.

“Lender” means KeyBank National Association or such other holder of the Loan from time to time, and its successors and assigns.

“Loan” means the loan(s) made by the Lender from time to time to Tarantula Ventures pursuant to the Loan Agreement, and any replacement, renewal, modification or extension thereof, which loan(s) are or will be secured by, among other things, one or more mortgages, deeds of trust or deed to secure debt on the Real Property Collateral.

“Loan Agreement” means, collectively, the Loan Agreement dated as of December 20, 2007, by and between the Lender and Tarantula Ventures, as borrower, and any replacement, renewal, modification or extension thereof.

“Loan Documents” means, collectively, the Construction Loan Agreement and any note, mortgage, deed of trust or deed to secure debt, assignment of leases and rents and any other loan document or instrument executed in connection therewith or pursuant thereto, and any replacement, renewal, modification or extension thereof.

“Managing Member” has the meaning ascribed thereto in Section 12.1 of this Agreement. The Member shall be the initial Managing Member.

“Member” means Safari Ventures LLC, a Delaware limited liability company, together with its permitted successors and assigns, each in its capacity as a member of the Company.

“Net Cash Flow” shall mean all cash receipts of the Company from any source, including cash receipts derived directly or indirectly, from or in connection with, the Business of the Company and/or Capital Transactions, plus any reduction in Reserves related to the Business of the Company and/or Capital Transactions, less (a) payments directly or indirectly of costs and

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expenses of any kind related to or arising out of the Business of the Company and/or Capital Transactions; (b) any amounts added to Reserves, as reasonably determined by the Managing Member; (c) payment by the Company of amounts due on debts and liabilities of the Company other than to the Member; (d) subject to the restrictions in Article 4, payment of interest, amortization or other charges due on any loan made to the Company by the Member; and (e) subject to the restrictions in Article 4, repayment of any principal due on any loan made to the Company by the Member.

“Officer” and “Officers” have the meanings ascribed thereto in Section 12.2 of this Agreement.

“Person” means an individual, partnership, limited liability company, joint venture, joint stock company, association, corporation, trust (including any beneficiary thereof), unincorporated organization, or government or any agency or political subdivision thereof and any other legal entity.

“Property” means the Company’s ownership interest in Tarantula Ventures.

“Real Property Collateral” means the parcel of real property and improvements thereon (including without limitation buildings, structures, fixtures and other improvements) known as 2200 Busse Road, located in Elk Grove Village, Illinois, together with all rights pertaining to such real property and improvements and all other tangible and intangible property related thereto.

“Reserves” means funds set aside and amounts allocated to reserves as reasonably determined by the Managing Member, including, without limitation, such reserves required by any lender of the Company, as well as such amounts set aside for working capital and to pay taxes, insurance, debt service, capital improvements, and other obligations, costs, and expenses incidental to the Business of the Company.

“Single Purpose Entity” means a Person, other than an individual, that (a) is formed or organized solely for the purposes set forth in Article 4 hereof; (b) does not engage in any business unrelated to such purposes; (c) does not have any material assets other than the Property, such incidental personal property as may be necessary in connection therewith, or as otherwise permitted under the Loan Documents; (d) is subject to all of the limitations on powers set forth in the organizational documents of the Company; (e) at all times complies with the covenants set forth in Article 4 hereof; and (f) is at all times a single member limited liability company.

“Tarantula Ventures” means Tarantula Ventures LLC, a Delaware limited liability company, a wholly owned subsidiary of the Company and the sole owner of the Real Property Collateral.

1.2 Interpretation. The terms defined in this Article 1 shall include the plural as well as the singular. Other capitalized terms used in this Agreement and not defined in this Article 1 shall have the meanings ascribed to such terms elsewhere in this Agreement. Some lower case terms that appear throughout this Agreement also appear above in this Article 1 and

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elsewhere in this Agreement as capitalized terms. Only when such terms appear as capitalized terms shall such terms have the meanings ascribed to such capitalized terms in this Agreement. Words such as “herein”, “hereunder”, “hereinafter”, “hereto”, “hereby”, and “hereunder” when used with reference to this Agreement refer to this Agreement as a whole, unless the context otherwise requires.

2. Formation

This Agreement shall constitute the sole limited liability company agreement of the Company. The Initial Agreement is hereby amended, restated, and replaced in its entirety by this Agreement and shall no longer be of any force or effect.

John H. Toole was designated as an “authorized person” within the meaning of the Act and (a) caused the Company to be formed pursuant to the provisions of the Act by executing and delivering the Certificate of Formation to the Secretary of State in accordance with and pursuant to the Act, and (b) delivered and filed the certificate necessary for the Company to be qualified to do business in Illinois. The Company and Member hereby ratify all such filings with the Secretary of State and the state of Illinois. Upon the filing of the certificates listed in the foregoing sentence, his powers as an “authorized person” ceased and the Managing Member thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act. The Managing Member or an Officer shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any other jurisdiction in which the Company may wish to conduct business. The Managing Member shall take such other actions as may from time to time be necessary or appropriate under the laws of the State of Delaware with respect to the formation, operation and continued good standing of the Company as a limited liability company. The rights and liabilities of the Managing Member, the management of the affairs of the Company and the conduct of the business of the Company shall be as provided in the Act, except as herein otherwise expressly provided. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act. For purposes of federal and state income taxation, the Member intends the Company to be disregarded as an entity separate from its owner under Treasury Regulation Sections 301.7701-1, 301.7701-2 and 301.7701-3.

3. Name

The name of the Company shall be Tarantula Interests LLC, and all business of the Company shall be conducted under said name, or such other name as the Managing Member from time to time may determine.

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4. Business and Purpose of the Company; Single Purpose Entity

4.1 Business and Purpose.

(1) Notwithstanding anything to the contrary in this Agreement or the Loan Documents, the sole business purpose of the Company (the “Business of the Company”) is solely:

(a) to serve as a member and managing member of Tarantula Ventures, to own the Property, and perform the obligations of the Company related thereto and to execute, deliver and perform the limited liability company agreement of Tarantula Ventures;

(b) to mortgage, encumber, pledge, refinance, sell and dispose of the Property to the extent permitted under the Loan Documents;

(c) without limiting the generality of the provisions of the preceding clause (b), to execute and deliver such documents, instruments and agreements related to the Loan Agreement and the Loan Documents with respect thereto and to perform its obligations thereunder; and

(d) in furtherance of the foregoing business purpose, to exercise all of the powers now or hereafter conferred under the Act that are incidental, necessary or appropriate to accomplish the foregoing, including, without limitation, contracting for necessary or desirable services of attorneys, accountants and other professionals.

(2) The Company is hereby authorized to execute, deliver and perform, and the Managing Member and/or any Officer on behalf of the Company is hereby authorized to execute and deliver such documents, instruments and agreements related to the Loan Agreement and the Loan Documents with respect thereto and to perform its obligations thereunder, and any documents executed in connection with the acquisition of the Real Property Collateral and all other documents, agreements, certificates, or financing statements contemplated thereby or related thereto, all without any further act, vote or approval of any Member, Officer or other Person notwithstanding any other provision of this Agreement, the Act or applicable law, rule or regulation. The foregoing authorization shall not be deemed a restriction on the powers of the Managing Member or any Officer to enter into other agreements on behalf of the Company.

4.2 Single Purpose Entity. The Company is intended to be a Single Purpose Entity. In furtherance thereof and notwithstanding anything to the contrary set forth herein, except as otherwise required or not prohibited by any of the Loan Documents, for so long as any indebtedness remains outstanding under the Loan, the Company shall, and the Managing Member shall cause the Company to:

(1) to the fullest extent permitted by law, continue to be a duly formed and validly existing limited liability company under the laws of the State of Delaware and a Single Purpose Entity;

(2) comply with the provisions of its organizational documents and the laws of the State of Delaware relating to limited liability companies;

(3) observe all customary formalities regarding its limited liability company existence;

(4) maintain a sufficient number of employees in light of its contemplated business operations;

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(5) file its own tax returns separate from those of any other person unless it is a tax disregarded entity not required to file tax returns under applicable law;

(6) accurately maintain as official records its own separate financial statements, accounting records and other operating documents, bank accounts and books separate from those of the Member, all Affiliates of the Member and any other Person and not have its assets listed on the financial statement of any other entity, provided however, that the Company’s assets may be included on the consolidated financial statements of its Affiliates if such consolidated financial statements shall indicate that the assets of the Company are separate from any other Person and are not available to the creditors of any other Person;

(7) not commingle its assets with those of the Member, any Affiliates of the Member or any other Person and hold all of its assets in its own name;

(8) conduct the Business of the Company in its own name;

(9) pay its own liabilities, including, without limitation, salaries of its employees, and overhead expenses from its own separate assets as the same shall become due, provided, however, the foregoing shall not require the Member to make additional Capital Contributions to the Company;

(10) identify itself in all dealings with the public under its own name and as a separate and distinct legal entity, and not as a division or a part of the Member or any Affiliate of the Member or any other Person, and not identify the Member or any Affiliate of the Member or any other Person as being a division or part of the Company and correct any known misunderstanding regarding the foregoing;

(11) have and maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations, provided, however, the foregoing shall not require the Member to make additional Capital Contributions to the Company;

(12) be and remain solvent, provided, however, the foregoing shall not require the Member to make additional Capital Contributions to the Company;

(13) maintain its assets in such a manner that it is not costly or difficult to segregate, identify or ascertain such assets;

(14) hold member meetings, as appropriate, to conduct the Business of the Company;

(15) except as specifically provided in the Loan Documents, permit any Person to guarantee or become obligated for the debts of the Company at any time in the future;

(16) not (i) assume or guarantee the liabilities of the Member (or any predecessor entity), any Affiliates of the Member, or any other Person, (ii) acquire the obligations or securities of the Member (or any predecessor entity), or any Affiliate of the Member, or any other Person, (iii) make loans or advances to or buy or hold evidences of indebtedness issued by the Member (or any predecessor entity), or any Affiliate of the Member, or any other Person, (iv) hold out its credit as being available to satisfy the obligations of any other Person, or (v) pledge its assets for the benefit of any other Person;

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(17) not enter into any contract, or agreement or be a party to any transaction with any Affiliate of the Company, the Member (or any predecessor entity) or any Affiliate of the Member or any constituent party of the Member except in the ordinary course of business of the Company on terms and conditions which are intrinsically fair and would be obtained in a comparable arm’s-length transaction with an unrelated third party, and allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including payment for office space and services performed by any employee of any Affiliate;

(18) use and maintain separate stationery, internet address, invoices and checks bearing its own name;

(19) not sell or lease or otherwise dispose of all or substantially all of the assets of the Company or engage in any sale of assets outside the ordinary course of the Business of the Company;

(20) not incur any additional indebtedness other than unsecured trade payables and operational debt incurred in the ordinary course of the Company’s business, as provided in and subject to the applicable terms and provisions of the Loan Documents;

(21) to the fullest extent permitted by law, not seek or effect the liquidation, dissolution, winding up, consolidation, asset sale, or merger, in whole or in part, of the Company;

(22) not form, acquire or hold any subsidiary or own any equity interest in any other entity (other than the Property) or control the decisions with respect to the daily affairs of any other Person;

(23) not modify, amend, override or repeal the definition of “Single Purpose Entity,” “Bankruptcy Action,” or this Section 4.2 or any of Sections 4.1, 11.2, 15.1, 19.1, or 19.7 of this Agreement;

(24) to the extent consistent with applicable law, including Section 18-1101(c) of the Act, when acting on matters subject to the vote of the members of the Company, the members shall take into account the interests of the Company’s creditors, as well as those of its members; and

(25) comply with any other “single purpose entity” provisions set forth in the Loan Agreement.

The failure of the Company, or the Managing Member on behalf of the Company, to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of the Member or the Managing Member.

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5. Place of Business

5.1 Principal Place of Business. The principal place of business and specified office of the Company at which the records required to be maintained by the Company under the Act are to be kept shall be 1212 New York Avenue, Suite 900, Washington, D.C. 20005, or at such other or additional places of business as the Managing Member from time to time may designate.

5.2 Registered Agent and Office. The Company hereby designates The Corporation Trust Company, having a business address in the State of Delaware at 1209 Orange Street, Wilmington 19801, as the registered agent of the Company for service of process. The registered office and registered agent may be changed from time to time by the Managing Member by filing the prescribed forms with the appropriate governmental authorities.

6. Term

The term of the Company commenced on the filing of the Certificate of Formation of the Company and shall continue perpetually unless the Company is sooner terminated in accordance with this Agreement.

7. Capital Contributions

7.1 Initial Capital Contribution. The initial Capital Contribution of the Member is set forth on Exhibit A.

7.2 Additional Capital Contributions. The Member may, in its sole discretion, make additional Capital Contributions from time to time as additional capital is necessary or advisable for the Business of the Company. No creditor of the Company shall be entitled to request the Member to make additional Capital Contributions and this Section 7.2 shall not confer any rights on any creditor to require the Member to make a Capital Contribution.

7.3 Withdrawal of Capital Contribution. Except as specifically provided in this Agreement or required by law, no member shall have the right to withdraw or reduce its contributions to the capital of the Company until the termination of the Company. No member shall have the right to demand and receive any distribution from the Company in any form other than cash, regardless of the nature of such member’s Capital Contribution. No member shall be paid interest on Capital Contributions to the Company.

8. Loans and Advances by the Member

Subject to the restrictions in Article 4, if the Company has insufficient funds to meet its obligations as they come due and the Company cannot otherwise borrow the funds from regular lending sources without personal liability to any member, after the exercise of reasonable efforts by the Managing Member to obtain such third-party financing, then, in lieu of selling its assets to provide required funds, the Company may borrow necessary funds from the Member,

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provided, however, that the terms of such borrowing shall be commercially reasonable. If the Member makes a loan or advances any funds to the Company in excess of the Capital Contribution of the Member prescribed herein, such loan or advance shall not be deemed a Capital Contribution to the Company and shall not in any respect increase the Member’s Company Interest in the Company.

9. Allocations and Distributions

9.1 Allocations of Profits and Losses. All of the profits and losses of the Company shall be allocated to the Member.

9.2 Distribution of Net Cash Flow. Net Cash Flow shall be distributed to the Member upon receipt by the Company, unless otherwise prohibited pursuant to the Loan Documents.

10. Bank Accounts, Books, Records and Tax Returns

10.1 Bank Accounts. All funds of the Company shall be deposited in the Company’s name in such bank account or accounts as the Managing Member shall designate. Withdrawals from any such bank accounts shall be made only in the regular course of business of the Company and shall be made upon such signature or signatures as the Managing Member from time to time may designate.

10.2 Records and Books of Account. At all times during the continuance of the Company, the Managing Member shall keep or cause to be kept complete and accurate records and books of account in which shall be entered each transaction of the Company in accordance with generally accepted accounting principles on such basis of accounting as is determined by the Managing Member. The Managing Member may employ on behalf of the Company and at the expenses of the Company such firm of certified public accountants as the Managing Member in its sole discretion deems appropriate to serve as the Company’s accountants.

10.3 Fiscal Year. The fiscal year of the Company for both accounting and income tax purposes shall be the calendar year. The Company shall report its operations, net income and net losses in accordance with the methods of accounting selected by the Managing Member.

10.4 Tax Elections and Tax Matters Partner. The Managing Member shall make all elections required or permitted to be made by the Company under the Code and shall designate a tax matters partner pursuant to Section 6231(a)(7) of the Code for all purposes permitted or required by the Code. Member is designated as the initial tax matters partner for the Company. The tax matters partner shall take such action as may be necessary to cause each other Member to become a notice member within the meaning of Section 6223 of the Code.

10.5 Cost. The cost of preparing all of the aforesaid records, books, returns and other items shall be borne by the Company.

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11. Members of the Company

11.1 Admission as a Member. A holder of a Company Interest may be admitted to the Company as a member upon the prior written consent of the Member and by agreeing to and becoming bound by all the terms and conditions of this Agreement.

11.2 Resignation of the Member. Except as otherwise required or not prohibited by any of the Loan Documents, for so long as any indebtedness remains outstanding under the Loan, unless the Lender expressly consents thereto in writing, the Member shall not resign as a member of the Company, and if the Member is permitted to resign pursuant to this Section 11.2, an additional member of the Company shall be admitted to the Company, as permitted under the Loan Documents, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement; which instrument may be a counterpart signature page to this Agreement. Such admission shall be deemed effective immediately prior to such resignation and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

11.3 Nature of Rights and Obligations. Except as expressly provided in this Agreement, the Member, as a Member, shall not participate in the management or control of the Company’s business nor shall it transact any Business for the Company. The Member shall indemnify the Company from and against any cost or expense incurred by the Company as a result of any unauthorized action by the Member.

12. Management of the Company

12.1 Managing Member; Managing Member Responsibility. The business, affairs and management of the Company, including its policies and administration, shall be vested in a managing member (the “Managing Member”), provided, however, for so long as any indebtedness remains outstanding under the Loan, the Member shall be the Managing Member. The Business of the Company shall be managed by the Managing Member and/or such Officers as the Managing Member may, from time to time, appoint in accordance with Section 12.2 of this Agreement. The Managing Member and each of the Officers is an agent of the Company for the purpose of its business including, without limitation, acquiring, owning, managing, financing, encumbering, refinancing and selling all or any portion of the Property, and for the purpose of the execution in the name of the Company of any instrument, if applicable, and any other document, certificate, affidavit or the like required or desirable in connection with the Business of the Company. The Managing Member’s and each Officer’s acts bind the Company, unless such act is in contravention of the Certificate of Formation or this Agreement. Every contract, deed, mortgage, deed of trust, deed to secure debt, pledge, lease and other credit agreement or instrument executed by the Managing Member and/or any Officer shall be conclusive evidence in favor of every Person relying thereon or claiming thereunder that at the time of the delivery thereof (a) the Company was in existence, (b) neither this Agreement nor the Certificate of Formation had been amended in any manner so as to restrict the delegation of

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authority to the Managing Member or such Officer, and (c) the execution and delivery of such instrument was duly authorized by the Company. Any Person may always rely on a certificate addressed to such Person and signed by the Managing Member and/or any Officer hereunder: (i) setting forth the name of the Managing Member or the Officers hereunder, (ii) as to the existence or non-existence of any fact which constitutes a condition precedent to acts by the Managing Member or any Officer or in any other manner germane to the affairs of the Company, (iii) setting forth the Persons who are authorized to execute and deliver any instrument or document on behalf of the Company, (iv) certifying as to the authenticity of any copy of the Certificate of Formation, this Agreement, any amendments thereto and hereto and any other document relating to the conduct of the affairs of the Company, or (v) as to any action taken or not taken by the Company or as to any other matter whatsoever involving the Company, the Managing Member or any Officer. Neither the Managing Member nor any Officer shall have authority to perform any act in respect of the Company in violation of any applicable laws or regulations.

12.2 Officers of the Company. The Managing Member may designate one or more individuals as officers of the Company (collectively, the “Officers” and each, an “Officer”), who may but need not have titles, and shall exercise and perform such powers and duties as shall be assigned to them from time to time by the Managing Member. Any Officer may be removed by the decision of the Member or the Managing Member at any time, with or without cause. Each Officer shall hold office until his or her successor is elected and qualified. Any number of offices may be held by the same individual. Except as otherwise required or not prohibited by any of the Loan Documents, for so long as any indebtedness remains outstanding under the Loan, no Officer shall be entitled to any fee, salary or other compensation. So long as any Person is an Officer of the Company, he or she shall devote such time, attention and energies as may be necessary in his or her judgment to perform his or her duties hereunder. To the extent appointed by the Managing Member, the Officers shall be as follows:

(a) President. The President of the Company shall be the chief executive officer of the Company and, in such capacity, shall have general supervision, direction and control of the business and affairs of the Company.

(b) Vice President. The Vice President of the Company shall exercise and perform such powers and duties with respect to the administration of the business and affairs of the Company as from time to time may be assigned to him by the President or the Managing Member.

(c) Secretary. The Secretary of the Company shall exercise and perform such powers and duties with respect to the administration of the business and affairs of the Company, as from time to time may be assigned to him by the President, the Vice President or the Managing Member.

12.3 Managing Member and Officers Rights, Powers and Authority. Except as provided elsewhere in this Agreement, the Loan Documents, or by nonwaivable provisions of applicable law, the Managing Member and each Officer, to the extent authorized by the Managing Member, shall possess and enjoy all rights and powers necessary or appropriate for the conduct and management of the Business of the Company and each hereby is authorized as an agent of the

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Tarantula Interests LLC

Company to make all decisions relating to such Business of the Company. The Managing Member and Officers may make decisions relating to: the purchase, sale, exchange, lease, transfer, encumbrance or other acquisition or disposition of any property of the Company for cash, other property, or on terms, including without limitation the acquisition and/or disposition of the Property and/or the Real Property Collateral; the conversion of the Real Property Collateral to a condominium; the placing of record title to any its property or the property of Tarantula Ventures, including, without limitation, the Real Property Collateral, in its name or in the name of a nominee or a trustee for the purpose of convenience or benefit of the Company or Tarantula Ventures; the borrowing of money and the obtaining of loans, including, without limitation, the Loan, secured and unsecured, for the benefit of Company or Tarantula Ventures, and in connection therewith the issuance of notes, debentures and other debt securities and the securing of the same by assigning for security purposes, pledging or hypothecating all or part of assets of the Company or Tarantula Venures; the expenditure of the capital and receipts of the Company or Tarantula Ventures; the purchase of equipment, supplies and services as the Managing Member deems appropriate; the lending or advancing of money to third parties; the investment of funds of the Company or Tarantula Ventures in interest-bearing bank deposits, governmental obligations, institutional and insured short-term debt securities and short-term commercial paper, pending disbursement of the Company’s or Tarantula Ventures’ funds or to provide a source from which to meet contingencies; the purchase of hazard, liability and other insurance which the Managing Member may deem necessary or proper; the employment of attorneys, accountants, brokers, consultants and other persons, firms and corporations to render services to the Company or Tarantula Ventures as the Managing Member may deem necessary or proper; the enforcement, compromise and settlement of any rights or claims in favor of or against the Company or Tarantula Ventures or any nominee of the Company or Tarantula Ventures; the deposit of funds of the Company or Tarantula Ventures in such bank account or accounts as the Managing Member shall designate and the withdrawal from any such bank accounts upon such signature or signatures as the Managing Member from time to time may designate; and the taking of all other actions and the execution and delivery of any and all other instruments and agreements as the Managing Member may deem appropriate to carry out the intents and purposes of this Agreement.

12.4 Managing Member’s and Officers’ Duty of Care. In discharging their respective duties, the Managing Member and each Officer shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements by agents or other Persons as to matters the Managing Member or such Officer reasonably believes are within such Person’s professional or expert competence, including without limitation information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

12.5 Related Party Transactions.

(1) The Managing Member may employ on behalf of the Company, on such terms and for such compensation as the Managing Member may determine, any Persons, including accountants and attorneys, as the Managing Member, in its sole judgment shall deem desirable for the Business of the Company. The Managing Member may also employ any such Person in connection with any other business of the Managing Member.

Amended and Restated Limited Liability Company Agreement

Tarantula Interests LLC

(2) Notwithstanding that it may constitute a conflict of interest, the Member, the Managing Member and their respective Affiliates may engage in any transaction with the Company, and vice versa, so long as such transaction is not expressly prohibited by the Loan Documents or this Agreement and so long as the terms and conditions of such transaction, on an overall basis, are on terms and conditions which are intrinsically fair and would be obtained in a comparable arm’s-length transaction with an unrelated third party. Additionally, the Member, the Managing Member, and their respective Affiliates may engage in business ventures, including the acquisition of interests in other Persons that are entities, which may compete, directly or indirectly, with the Business of the Company. The Company shall not have any rights in or to any income or profits derived by the Member, the Managing Member, and/or their respective Affiliate from such transactions with the Company or other business ventures by virtue of having entered into this Agreement and waives any claim for damages or otherwise with respect thereto.

12.6 Reimbursement of Managing Member Costs and Managing Member Compensation. The Managing Member shall be reimbursed by the Company for all direct out-of-pocket expenses incurred by the Managing Member on behalf of the Company in connection with the performance of its duties hereunder, including without limitation amounts payable by the Managing Member for office, accounting, bookkeeping and other services, materials, facilities and professional and legal services rendered or furnished to the Company.

12.7 Specific Limitations on Actions of Member, Managing Member and/or the Officers. Notwithstanding anything to the contrary contained in this Agreement, for so long as any indebtedness remains outstanding under the Loan, unless the Lender expressly consents thereto in writing and, after a securitization of the Loan, if applicable, receives confirmation from each applicable Rating Agency in connection with any securitization of the Loan that such actions will not result in the qualification, withdrawal or downgrade of any securities rating of the Loan, neither the Member, the Company, the Managing Member, nor any Officer shall permit, consent to or cause the Company to:

(1) except as may otherwise be provided under the Loan Documents, incur or assume or guaranty any indebtedness or obligations other than unsecured trade payables and operational debt incurred in the ordinary course of the Company’s business, as provided in and subject to the applicable terms and provisions of the Loan Documents;

(2) except as may otherwise be required by applicable law, voluntarily dissolve (to the fullest extent permitted by law), terminate or liquidate, or engage in any dissolution (to the fullest extent permitted by law), termination, liquidation or winding up in whole or in part, or consolidate or merge with or into any Person, mortgage, encumber, pledge, transfer or otherwise dispose of the Company’s assets or ownership interests (except for de minimis transfers made in the ordinary course of business and except pursuant to the Loan Documents), or change the Company’s legal structure;

Amended and Restated Limited Liability Company Agreement

Tarantula Interests LLC

(3) amend or modify or cause to be amended or modified in any material respect this Section 12.7 or any of those provisions of this Agreement relating to the status of the Company as a Single Purpose Entity or change the business purpose of the Company;

(4) except as may otherwise be provided under the Loan Documents, transfer any direct or indirect legal or beneficial interest in the Company without complying with the applicable provisions of all of the Loan Documents;

(5) engage, directly or indirectly, in any business other than the Business of the Company;

(6) cause any limited liability company interest in the Company to be dealt with or traded on any securities exchanges or in any securities markets; or

(7) elect to have the limited liability company interests of the Company to be treated as a “security” under or governed by Article 8 of the Uniform Commercial Code.

13. Liability of the Member, Managing Member and Officers; Indemnification

13.1 Limitation of Liability. To the fullest extent permitted pursuant to applicable law, neither the Member nor the Managing Member nor any Officer shall be liable to the Company for any loss or damages (of whatever kind or nature) resulting from errors in judgment or for any acts or omissions of the Member, the Managing Member, or such Officer.

13.2 Indemnification. To the fullest extent permitted pursuant to applicable law, the Company, its receiver or its trustee (but not the Member personally), shall indemnify and defend the Member, the Managing Member, and each Officer (collectively, the “Indemnities” and each, an “Indemnitee”) against and hold them harmless from any and all losses and shall indemnify and defend each Indemnitee against and hold them harmless from any and all losses, judgments, costs, damages, liabilities, fines, claims and expenses (including, without limitation, reasonable attorneys’ fees and court costs, which shall be paid by the indemnitor(s) as incurred) that may be made or imposed upon such Persons and any amounts paid in settlement by reason of any errors in judgment or any act or omission of the Person(s) entitled to indemnification hereunder. The foregoing right of indemnification shall be in addition to any rights to which each Indemnitee may otherwise be entitled and shall inure to the benefit of the successors or assigns of each Indemnitee.

13.3 Expenses. To the fullest extent permitted pursuant to applicable law, the Company shall pay the expenses incurred by each Indemnitee in defending a civil or criminal action, suit or proceeding. Any right of indemnity granted under this Section 13.3 hereof may be satisfied only out of the assets of the Company and no Indemnitee shall be personally liable with respect to any such claim for indemnification.

13.4 Insurance. The Managing Member shall have the power to purchase and maintain insurance in reasonable amounts on behalf of itself and each other Indemnitee, and any employees and other agents of the Company against any liability incurred by them in their capacities as such, whether or not the Company has the power to indemnify them against such liability.

Amended and Restated Limited Liability Company Agreement

Tarantula Interests LLC

13.5 Subordination. Notwithstanding anything to the contrary contained herein, the Company’s obligation to indemnify any party hereunder shall, for so long as there remains outstanding any indebtedness under the Loan, be fully subordinated to the Loan and, to the fullest extent permitted by law, shall not constitute a claim against the Company in the event that Net Cash Flow is insufficient to pay such obligation.

14. Assignment of Interests

14.1 Assignment. Subject to any restrictions in the Loan Documents, the Member may assign, pledge, hypothecate, transfer or otherwise dispose of all or any part of its Company Interest, provided, however, that in the event the Member assigns or otherwise transfers all of its Company Interest, the Member shall not cease to be a member of the Company until the assignee of such Company Interest is admitted to the Company as a member of the Company. An assignment to an assignee shall only entitle the assignee to the allocations and distributions to which the assigned Company Interest is entitled, but such assignee shall not be admitted to the Company as a member for purposes of this Agreement or otherwise unless and until such assignee has provided its written acceptance of the terms and provisions of this Agreement and its written assumption of the obligations hereunder of the Member.

14.2 Instrument of Transfer. No assignment, transfer or other disposition of all or any part of the Company Interest of the Member permitted under this Agreement shall be binding upon the Company unless and until a duly executed and acknowledged counterpart of such assignment or instrument of transfer has been delivered to the Company.

14.3 Certain Prohibited Assignments. No assignment or other disposition of any Company Interest may be made without an opinion of counsel satisfactory to the Company that such assignment or disposition is subject to an effective registration under, or is exempt from the registration requirements of, the applicable state and Federal securities laws, unless the Company waives in writing the requirement for an opinion of counsel. No Company Interest may be assigned or given to a Person who has been adjudged to be insane or incompetent.

14.4 Treatment of Record Holder of Interest. Anything herein contained to the contrary notwithstanding, the Company shall be entitled to treat the record holder of a Company Interest as the absolute owner thereof, and shall incur no liability by reason of distributions made in good faith to such record holder, unless and until there has been delivered to the Company the assignment or other instrument of transfer and such other evidence as may be reasonably required by the Company to establish to the satisfaction of the Company that a Company Interest has been assigned or transferred in accordance with this Agreement.

Amended and Restated Limited Liability Company Agreement

Tarantula Interests LLC

15. Dissolution and Liquidation

15.1 Causes of Termination. The Company shall be dissolved, and its affairs shall be wound up, upon the occurrence of any of the following events:

(1) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued in a manner permitted by this Agreement or the Act;

(2) the entry of a decree of judicial dissolution under Section 18-802 of the Act; or

(3) any other event which pursuant to this Agreement, as the same may hereafter be amended, shall cause a termination of the Company.

15.2 Liquidating Agent. The liquidation of the Company shall be conducted and supervised by the Managing Member or if there is no Managing Member, then by a Person designated for such purposes by the Member (the Managing Member or such Person designated to liquidate the Company is referred to as the “Liquidating Agent”). The Liquidating Agent hereby is authorized and empowered to execute any and all documents and to take any and all actions necessary or desirable to effectuate the dissolution and liquidation of the Company in accordance with this Agreement. Promptly after the termination of the Company, the Liquidating Agent shall cause to be prepared and furnished to the Member a statement setting forth the assets and liabilities of the Company as of the date of termination. The Liquidating Agent, to the extent practicable, shall liquidate the assets of the Company as promptly as possible, but in an orderly and businesslike manner so as not to involve undue sacrifice.

15.3 Application of Liquidation Proceeds. The proceeds of sale and all other assets of the Company shall be applied and distributed in the following order of priority:

(1) to the payment of the expenses of liquidation and the debts and liabilities of the Company, other than debts and liabilities owed to the Member;

(2) to the payment of debts and liabilities owed to the Member;

(3) to the setting up of any reserves which the Liquidating Agent may deem necessary or desirable for any contingent or unforeseen liabilities or obligations of the Company, provided, any balance of such reserve, at the expiration of such period as the Managing Member or Liquidating Agent shall deem advisable, shall be distributed in the manner herein provided; and

(4) to the Member.

15.4 Liquidation Period. The liquidation shall be complete within the period required by Trea. Reg. Section 1.704-1(b)(2)(ii)(b).

15.5 Certificate of Cancellation. Upon compliance with the distribution plan, the Liquidating Agent shall execute, acknowledge and cause to be filed such certificates, articles and other instruments as may be necessary or appropriate to evidence the dissolution, termination and cancellation of the Company.

Amended and Restated Limited Liability Company Agreement

Tarantula Interests LLC

15.6 Substitute Member. Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member or that causes the Member to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon the resignation of the Member and the prior or simultaneous admission of an additional member pursuant to Section 11.2 or the assignment by the Member of its Company Interest and the prior or simultaneous admission of the assignee of such Company Interest as a member of the Company) to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (a) to continue the Company; and (b) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining member or the Member in the Company.

15.7 Bankruptcy of Member. Notwithstanding any other provision of this Agreement, a Bankruptcy Action by or with respect to the Member or any member of the Company shall not cause the Member or any such other member to cease to be a member of the Company, and upon the occurrence of such an event, the Company shall continue without dissolution. Notwithstanding any other provision of this agreement, the Member waives any right it might have to agree in writing to dissolve the Company upon a Bankruptcy Action by or with respect to the Member, or the occurrence of an event that causes any member to cease to be a member of the Company.

16. Notices

All notices, demands, requests or other communications which are required to be made pursuant to this Agreement shall be in writing and shall be deemed to have been properly given if sent by a nationally recognized courier such as Federal Express or UPS or by registered or certified mail, return receipt requested, with postage prepaid, addressed as follows: (i) if to the Company, to the Company c/o the Managing Member at the address of the Company’s principal place of business first above written or to such other address or addresses as may be designated by the Managing Member; (ii) if to the Managing Member, to the Managing Member at the address of the Company as determined in the preceding sentence or to such other address or addresses as may be designated by the Managing Member by notice to the Company; and (iii) if to the Member, to the address of said Member as indicated on Exhibit A, or to such other address as may be designated by said Member by notice to the Company.

17. Power of Attorney

17.1 Member’s Agreement to Execute Additional Documents. The Member agrees to execute, acknowledge, swear to, deliver, file, record and publish such further certificates, articles, instruments and documents, and do all such other acts and things as may be required by law, or as may be, in the opinion of the Managing Member, necessary or desirable to carry out the intents and purposes of this Agreement.

Amended and Restated Limited Liability Company Agreement

Tarantula Interests LLC

17.2 Managing Member as Attorney-in-Fact. Each member, whether a signatory hereto or a subsequently admitted member, hereby irrevocably constitutes and appoints the Managing Member (including any successor Managing Member) the true and lawful attorney-in-fact of such member, and empowers and authorizes such attorney-in-fact, in the name, place and stead of each member, to execute, acknowledge, swear to and file the Certificate of Formation and any amendments thereto, and any other certificates, instruments and documents which may be required to be executed or filed under laws of any state or of the United States, or which the Managing Member shall deem advisable to execute or file, including without limitation all instruments which may be required to effectuate the formation, continuation, termination, distribution or liquidation of the Company.

17.3 Survival of Power of Attorney. It is expressly acknowledged by each member that the foregoing power of attorney is coupled with an interest and shall survive any assignment by such member of such member’s Company Interest or any other interest in the Company; provided, however, that if such member shall assign all of Company Interest, and the assignee shall become a substituted member in accordance with this Agreement, then such power of attorney shall survive such assignment only for the purpose of enabling the Managing Member to execute, acknowledge, swear to and file all instruments necessary or appropriate to effectuate such substitution.

18. Amendments

This Agreement may not be altered, amended, changed, supplemented, waived or modified in any respect or particular unless the same shall be unanimously agreed to in writing by the Member.

19. Miscellaneous

19.1 Governing Law; Severability. This Agreement and the rights and liabilities of the Member shall be governed by and determined in accordance with the laws of the State of Delaware, without regard to its conflict of laws rules. If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement, which shall remain in full force and effect.

19.2 Effectiveness. This Agreement shall be effective as of the date set forth in the introductory paragraph of this Agreement.

19.3 Captions, Gender and Number. The captions in this Agreement are for convenience only and are not to be considered in construing this Agreement. All pronouns shall be deemed to be the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

19.4 Counterparts. This Agreement, and any amendments hereto may be executed in counterparts all of which taken together shall constitute one agreement.

Amended and Restated Limited Liability Company Agreement

Tarantula Interests LLC

19.5 Entire Agreement. This Agreement sets forth the entire agreement with respect to the subject matter hereof. It is the intention of the Member that this Agreement shall be the sole source of agreement related to the Company, and, except to the extent a provision of this Agreement provides for the incorporation of Federal income tax rules or is expressly prohibited or ineffective under the Act, this Agreement shall govern even when inconsistent with, or different from, the provisions of any applicable law or rule. To the extent any provision of this Agreement is prohibited or otherwise ineffective under the Act, such provision shall be considered to be ineffective to the smallest degree possible in order to make this Agreement effective under the Act. If the Act is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.

19.6 Effect on Successors. Subject to the limitations on transferability contained herein, this Agreement shall be binding upon and inure to the benefit of the Member and its successors and assigns. Each Person who becomes a Member, by becoming a Member, ratifies, affirms, and confirms, and agrees to be bound by, all actions taken by the Company, pursuant to the provisions of this Agreement, as the same may be amended from time to time, prior to the date such Person becomes a member of the Company.

19.7 Third-Party Benefit. No provision of this Agreement is intended to be for the benefit of or enforceable by any third party, provided, however, that the Lender is intended to be and shall be a beneficiary of the definition of “Single Purpose Entity,” “Bankruptcy Action,” and Sections 4.1, 4.2, 9.2, 11.2, 12.1, 12.2, 12.3, 12.5, 12.7, 13.5, 14.1, 15.1,15.6, 15.7, 19.1, and this Section 19.7.

[SIGNATURE PAGE FOLLOWS]

Amended and Restated Limited Liability Company Agreement

Tarantula Interests LLC

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement the day and year first written above.

MEMBER:

SAFARI VENTURES LLC, a Delaware limited liability company, its managing member

By:	DuPont Fabros Technology, Inc., a Maryland corporation, its managing member

	By:	/s/ Hossein Fateh
Hossein Fateh
Chief Executive Officer

Amended and Restated Limited Liability Company Agreement

Tarantula Interests LLC

Signature Page

EXHIBIT A

TO THE

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

TARANTULA INTERESTS LLC

(as of December 18, 2007)

MEMBER	CAPITAL CONTRIBUTION	COMPANY INTEREST

Safari Ventures LLC 1212 New York Avenue Suite 900 Washington, DC 20005		100%
TOTAL		100%

FIRST AMENDMENT

TO

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

TARANTULA INTERESTS LLC

THIS FIRST AMENDMENT TO AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF TARANTULA INTERESTS LLC (this “Amendment”) is made effective as of the 16TH day of December, 2009 (the “Effective Date”), by Safari Ventures LLC, a Delaware limited liability company (“Member”), the sole Member and Managing Member of Tarantula Interests LLC, a Delaware limited liability company (the “LLC”).

WHEREAS, the LLC was formed pursuant to a Certificate of Formation filed with the Secretary of State of the State of Delaware on February 6, 2007 (as amended from time to time, the “Certificate of Formation”); and

WHEREAS, the Amended and Restated Limited Liability Company Agreement of the LLC was executed by Member effective December 18, 2007 (the “LLC Agreement”); and

WHEREAS, DuPont Fabros Technology, L.P., a Maryland limited partnership (“DFTLP”) and an affiliate of the LLC and the Member desires to issue unsecured notes in the maximum principal face amount of up to $550,000,000.00 (the “DFTLP Notes”), and the LLC desires to guarantee the obligations of DFTLP with respect thereto; and

WHEREAS, contemporaneously with the issuance of the DFTLP Notes (i) all indebtedness and other obligations under the Loan (as it pertains to the LLC and the Property) shall be paid and satisfied in full, and (ii) the Loan Agreement (as it pertains to the LLC and the Property) shall be terminated; and

WHEREAS, Member desires to amend the LLC Agreement to modify certain provisions of the LLC Agreement.

NOW, THEREFORE, the Member, intending to be legally bound, hereby agree as follows:

1. Incorporation of Recitals. The recitals set forth above are hereby incorporated as if set forth in full herein.

2. Definitions. All capitalized terms set forth in this Amendment but not otherwise expressly defined herein shall have the meanings ascribed to such terms in the LLC Agreement, which LLC Agreement is incorporated herein by this reference.

3. Amendments to LLC Agreement. The LLC Agreement is hereby amended as follows:

(a) Section 4.1(1) of the LLC Agreement is hereby amended as follows: the existing subsection (d) shall be renumbered as subsection “(e)”, and the following new subsection (d) shall be inserted after subsection (c):

“(d) to guarantee indebtedness of its Affiliates; and”

4. Ratification. The Member hereby ratifies, affirms and agrees to be bound by all of the terms and provisions of the LLC Agreement, as amended by this Amendment.

5. Miscellaneous.

(a) This Amendment and the rights and liabilities of the parties hereunder shall be governed by and determined in accordance with the laws of the State of Delaware without giving effect to principles of conflicts of law.

(b) This Amendment shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, executors, administrators, successors and assigns.

(c) No provision of this Amendment is intended to be for the benefit of or enforceable by any third party.

[SIGNATURE APPEARS ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned have duly executed this First Amendment to Amended and Restated Limited Liability Company Agreement effective as of the day and year set forth above.

SAFARI VENTURES LLC, a Delaware limited liability company, its managing member

By:	DUPONT FABROS TECHNOLOGY,
INC., a Maryland corporation, its
managing member

	By:	/s/ Richard A. Montfort, Jr.
	Name:	Richard A. Montfort, Jr.
	Title:	General Counsel